Exhibit 10.2

Loan and Security Agreement

Borrower:    Cardlytics, Inc.

Address:    675 Ponce de Leon Avenue NE, Suite 6000
Atlanta, Georgia 30308

Date:        May 21, 2018
THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between PACIFIC WESTERN BANK, a California state chartered bank (“PWB”), whose address is 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, and the borrower named above (the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). PWB and lenders that may hereafter join as lenders under this Agreement are herein sometimes collectively referred to as “Lenders” and individually as a “Lender”. PWB, in its capacity as administrative and collateral Agent for the Lenders, is referred to herein as the “Agent” (which term shall include any successor Agent in accordance with terms hereof). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below and in Exhibit A hereto.)
1.    LOANS.
1.1 Loans. Lenders will make loans to Borrower (the “Loans”), in the amounts shown on the Schedule, subject to the provisions of this Agreement and subject to deduction of Reserves for accrued interest and such other Reserves as Agent deems proper from time to time in its Good Faith Business Judgment.
1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the interest rate shown on the Schedule. Accrued interest shall be payable monthly, to Agent for the benefit of Lenders, on the last day of the month, and shall be charged to Borrower’s loan account (and the same shall thereafter bear interest at the same rate as the other Loans).
1.3 Overadvances. If at any time or for any reason the total of all outstanding Revolving Loans exceeds the Revolving Loan Credit Limit or the total amount of all Loans, Ancillary Services and all other monetary Obligations ex-ceeds the Overall Credit Limit (each an “Overadvance”), Borrower shall immediately pay the amount of the Overadvance to Agent, with-out notice or demand. Without limiting Borrower's obliga-tion to repay to Agent the amount of any Overadvance, Borrower agrees to pay Agent interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
1.4 Fees. Borrower shall pay Agent for the benefit of Lenders the fees shown on the Schedule, which are in addition to all interest and other sums payable to Agent and Lenders and are not refundable. Fees shall be allocated among the Lenders as they shall agree in writing from time to time.
1.5 Revolving Loan Requests. To obtain a Revolving Loan, Borrower shall make a request to Agent by submitting a Notice of Borrowing to Agent in the form of Exhibit B hereto or by making the request by telephone confirmed by a Notice of Borrowing on the same day. Revolving Loan requests received after 1:00 PM Eastern Time will be deemed made on the next Business Day. Agent and Lenders may rely on any Notice of Borrowing or telephone request for a Revolving Loan given by a person whom Agent believes is an authorized representative of Borrower, and Borrower will indemnify Agent and Lenders for any loss they suffer as a result of that reliance.
1.6 Ancillary Services
(a)Ancillary Service--Definitions. As used herein, “Ancillary Services Limit” shall mean, at any time, the Ancillary Services Limit set forth in the Schedule. As used herein, “Ancillary Services” means any of the products or services requested by Borrower and approved by PWB, including, without limitation, Automated Clearing House transactions, corporate credit card services, Letters of Credit, and other treasury management services. As used herein, “Ancillary Services Reserves” shall mean the aggregate of the following: (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) corporate credit card services provided to Borrower, and (iii) the total amount of any Automated Clearing House processing reserves.
(b)Ancillary Services. At any time and from time to time from the date hereof through the Business Day immediately prior to the Maturity Date, Borrower may request the provision of Ancillary Services from PWB. The aggregate amount of the Obligations relating to Ancillary Services at any time shall not exceed the Ancillary Services Limit. PWB may, in its sole discretion, charge as Revolving Loans any amounts for which PWB becomes liable to third parties in connection with the provision of the

Exhibit 10.2

Ancillary Services, in accordance with the agreements pertaining to the same. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of PWB’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute, to the extent not already executed. All present and future indebtedness, liabilities and obligations of Borrower to Lender under, in connection with or relating to Letters of Credit or other Ancillary Services shall be included in the term “Obligations” for all purposes of this Agreement.
(c)Letters of Credit. Subject to Sections 1.6(a) and (b) above, at the request of Borrower, PWB may, in its Good Faith Business Judgment, issue or arrange for the issuance of commercial or standby letters of credit (“Letters of Credit”) for the account of Borrower, in each case in form and substance satisfactory to PWB in its Good Faith Business Judgment. Borrower shall pay PWB’s standard fees and charges in connection with all Letters of Credit and all other all bank charges (including charges of PWB’s letter of credit department) in connection with the Letters of Credit (collectively, the “Letter of Credit Fees”). Each Letter of Credit shall have an expiry date no later than six months after the Maturity Date. Borrower hereby agrees to indemnify and hold Lenders harmless from any loss, cost, expense, or liability, arising out of or in connection with any Letters of Credit (collectively, “Losses”), including without limitation payments made by Lenders, expenses, and reasonable attorneys’ fees incurred by Lenders, excluding, however, any Losses resulting from the gross negligence or willful misconduct of Lenders. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by PWB and opened for Borrower's account or by PWB's interpretations of any Letter of Credit issued by PWB for Borrower’s account, and Borrower understands and agrees that PWB shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require PWB to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold PWB harmless with respect to any loss, cost, expense, or liability incurred by PWB under any Letter of Credit as a result of PWB's indemnification of any such issuing bank, excluding, however, any Losses resulting from the gross negligence or willful misconduct of PWB. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.
(d)Collateralization of Ancillary Services Obligations on Maturity Date. Without limiting the generality of the provisions of Section 6.3 hereof, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit is-sued by PWB or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of PWB, or other Obligations relating to other Ancillary Services, then on such date Borrower shall provide to PWB for the benefit of Lenders cash collateral in an amount equal to 102.5% of the face amount of all such Letters of Credit, plus the full amount of all other Ancillary Services Reserves, and all interest, fees and costs due or to become due in connection there-with (as estimated by Lender in its Good Faith Business Judgment), to secure all of the Obligations relating to said Letters of Credit and other Ancillary Services, pursuant to PWB’s then standard form cash pledge agreement.
(e)Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Lenders’ satisfaction its Obligations with respect to any Ancillary Services by the Maturity Date, then, effective as of such date, without limiting Lenders’ other rights and remedies, the balance in any deposit accounts held by any Lender and any certificates of deposit or time deposit accounts issued by any Lender in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such Obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Lenders to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue. Without limiting the foregoing, all Obligations relating to Ancillary Services shall be due and payable on the Maturity Date.
(f)Remedies. Without limiting the provisions of Section 7.2 of this Agreement or any other provisions of this Agreement, upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Agent may, at its option, and shall upon the request of Required Lenders, at their option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), demand that Borrower: (i) deposit cash with PWB in an amount equal to the amount of any Ancillary Services Reserves, as collateral security for the repayment of all Obligations, and (ii) pay in advance all Letter of Credit fees and other fees relating to Ancillary Services scheduled to be paid or payable over the remaining term of the Letters of Credit or applicable Ancillary Service, and Borrower shall promptly deposit and pay such amounts. Without limiting any of Agent's or any Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, Letter of Credit Fees shall be increased by an additional three percent per annum.
2. SECURITY INTEREST. To secure the payment and per-formance of all of the Obligations when due, Borrower hereby grants to Agent for the benefit of Agent and Lenders, a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above,

Exhibit 10.2

and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, pro-ceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.
Notwithstanding the foregoing, the Collateral shall not include any of the following property (the “Excluded Property”):
(i) property which consists of a license of Intellectual Property to Borrower, pursuant to a license which is nonassignable by its terms without the consent of the licensor thereof (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Section 9408 of the Code), and as to any such licenses, Borrower represents and warrants that they are non-exclusive and replaceable on commercially reasonable terms;
(ii) property which consists of a lease of Equipment leased to Borrower pursuant to a capital lease which by its terms is non-assignable (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Sections 9407 of the Code);
(iii) Equipment as to which the granting of a security interest in it is prohibited by enforceable provisions of applicable law, provided that upon the cessation of any such prohibition, such Equipment shall automatically become part of the Collateral; or
(iv) property that is subject to a Lien that is permitted pursuant to clause (i) of the definition of Permitted Liens, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, but only to the extent such prohibition is enforceable under applicable law, and provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; or
(v) property that consists of outstanding capital stock of any “controlled foreign corporation” (as that term is defined in the Internal Revenue Code of 1986, as amended) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote;
provided, that any assets excluded from the Collateral in this paragraph shall not include any proceeds, products, substitutions or replacements of such Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute assets that are excluded from the Collateral pursuant to this definition).
Borrower represents and warrants to Lender that Excluded Property which is material to Borrower’s business or includes Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers is generally available on commercially reasonable terms.
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
In order to induce Agent and Lenders to enter into this Agreement and to make Loans, Borrower represents and warrants to Agent and Lenders as follows, and Borrower covenants that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than inchoate indemnification obligations) have been paid and performed in full:
3.1 Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will con-tinue to be qualified and licensed to do business in all ju-risdictions in which any failure to do so would reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby now are, and in the future will be (i) duly and validly authorized, (ii) not subject to any consents, which have not been obtained, (iii) enforceable against Borrower in accordance with their terms (except as en-forcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iv) not in violation of Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instru-ment, which is binding upon Borrower or its property, and (v) not grounds for acceleration of any indebtedness or obligations in excess of $500,000 in the aggregate, under any agreement or instru-ment which is binding upon Borrower or its property.
3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Agent 30 days' prior written notice before changing its name, and prompt written notice after starting to do business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.
3.3 Place of Business; Location of Collateral. As of the date hereof, the ad-dress set forth in the heading to this Agreement is Borrower's chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Agent written notice within 30 days of changing its chief

Exhibit 10.2

execu-tive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $250,000 fair market value of Equipment is located, and Borrower may maintain Equipment at customer locations in the ordinary course of business.
3.4 Title to Collateral; Perfection; Permitted Liens.
(a)    Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. The Collateral now is and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. Agent for the benefit of Lenders now has, and will continue to have, a first-priority perfected and enforceable security in-terest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend Agent and Lenders and the Collateral against all claims of others.
(b)    Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Agent prompt written notice upon establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained (if such new Deposit Account is maintained within the United States) to execute and deliver to Agent for the benefit of Lenders a control agreement in form sufficient to perfect Agent’s security interest in the Deposit Account for the benefit of Agent and Lenders and otherwise satisfactory to Agent in its Good Faith Business Judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.
(c)    In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Agent thereof in writing and provide Agent with such information regarding the same as Agent shall request. Such notification to Agent shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Agent for the benefit of Lenders, and Borrower shall execute and deliver all such documents and take all such actions as Agent shall request in connection therewith.
(d)     Whenever any Collateral with a value in excess of $500,000 is located upon premises in which any third party has an interest (other than Equipment maintained at customer locations in the ordinary course of business), Borrower shall, whenever requested by Agent, use commercially reasonable efforts to cause such third party to exe-cute and deliver to Agent, in form reasonably acceptable to Agent, such landlord agreements, waivers, subordinations and other agreements as Agent shall specify in its Good Faith Business Judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.
(e)    Except as disclosed in the Representations, Borrower is not a party to, nor is it bound by, any license or other agreement that is important for the conduct of Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business.
(f)    Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to result in liability of the Borrower exceeding $500,000 or cause a Material Adverse Change.
3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise Agent in writing of any loss or damage to Collateral in excess of $500,000.
3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in ac-cordance with GAAP.
3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Agent or a Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present the results of operations and fi-nancial condition of Borrower, in accordance with GAAP, at the times and for the pe-riods therein stated (except for non-compliance with FAS 123R in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Agent and the date hereof, there has been no Material Adverse Change.
3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, as-sessments, deposits and contributions now or in the future owed by Borrower, except for inadvertent failures to make payments not exceeding $250,000 which are promptly rectified when discovered. Borrower may, however, defer pay-ment of any contested taxes, provided that

Exhibit 10.2

Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently insti-tuted and conducted, (ii) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all pre-sent and future pension, profit sharing and deferred com-pensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower exceeding $250,000, in-cluding any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
3.9 Compliance with Law.
(a) Borrower has complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal prop-erty, the conduct and licensing of Borrower's business, and all environmental matters. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to result in liability of the Borrower in excess of $500,000 or result in a Material Adverse Change.
(b) Borrower is not in violation and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC or as otherwise published from time to time. Neither Borrower, nor to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in a Sanctioned Entity, (iii) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (iv) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.
(c) Borrower is in compliance with, and will continue to comply with, all applicable Anti-Terrorism Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
3.10 Litigation. As of the date hereof, there is no claim, suit, litigation, proceeding or investiga-tion pending or, to Borrower’s knowledge, threat-ened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $500,000. Borrower will promptly inform Agent in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any claim against Borrower of more than $500,000.
3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for Borrower’s working capital and for payment of the Indebtedness referred to in Section 8(a)(1) of the Schedule. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
3.12 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
3.13 Broker’s Fees. Borrower does not have any obligation to any Person in respect of any finder’s, broker’s, investment banking or similar fee in connection with any of the transactions contemplated under the Loan Documents (other than fees that will have been paid on or prior to the date hereof).
4. ACCOUNTS.
4.1 Representations Relating to Accounts. Borrower represents and warrants to Agent and Lenders as follows: Each Account with respect to which Revolving Loans are requested by Borrower shall, on the date each Revolving Loan is requested and made, (i) represent an undisputed bona fide existing un-conditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.
4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Agent and Lenders as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and cor-rect in all material respects, and all such invoices, instruments and other docu-ments and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental

Exhibit 10.2

rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instru-ments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accor-dance with their terms.
4.3 Schedules and Documents relating to Accounts. If requested by Agent, Borrower shall furnish Agent with copies (or, at Agent's request, originals) of all contracts, orders, invoices, and other similar documents, and Borrower warrants the genuineness of all of the fore-going. In addition, Borrower shall deliver to Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
4.4 Cash Collateral Account.
(a) Within 90 days after the date hereof, Borrower shall establish (i) a post office box, as designated by Agent (the “Lockbox”), over which Agent shall have exclusive and unrestricted access; and (ii) a cash collateral account at PWB in Borrower’s name (the “Cash Collateral Account”), over which PWB and Agent shall have exclusive and unrestricted access. Commencing within 90 days after the date hereof and continuing at all times thereafter, Borrower shall immediately deposit any funds received by Borrower from any source (including without limitation all proceeds of Accounts and all other Collateral) into the Cash Collateral Account, and Borrower shall direct all of its Account Debtors (i) to make any wire or other electronic transfer of funds owing to Borrower directly to the Cash Collateral Account, and (ii) to mail or deliver all checks or other forms of payment for amounts owing to Borrower to the Lockbox. Except for funds deposited into the Cash Collateral Account, all funds received by Borrower from any source shall immediately be directed to the Lockbox. Agent shall collect the mail delivered to the Lockbox, open such mail, and endorse and deposit all items to the Cash Collateral Account.
(b) All funds flowing through the Lockbox shall automatically be transferred to the Cash Collateral Account. Borrower shall hold in trust for Lender all amounts that Borrower receives from Account Debtors despite the directions to make payments to the Cash Collateral Account, and immediately deliver such payments to PWB in their original form as received from the payor, with proper endorsements for deposit into the Cash Collateral Account. Borrower irrevocably authorizes Agent and Lenders to transfer to the Cash Collateral Account any funds from Account Debtors that have been deposited into any other accounts of Borrower or that Borrower has received by wire transfer, check, cash, or otherwise. Agent for the benefit of Lenders shall have all right, title and interest in all of the items from time to time held in the Cash Collateral Account and their proceeds. Neither Borrower nor any person claiming through Borrower shall have any right or control over the use of, or any right to withdraw any amount from, the Cash Collateral Account, which shall be under the sole control of Agent for the benefit of Lenders.
(c) Agent and PWB shall transfer all sums collected in the Cash Collateral Account into Borrower’s operating account maintained with PWB, promptly after receipt of such sums in immediately available funds, provided that if a Default or Event of Default has occurred and is continuing, Agent shall have the right to apply amounts held in the Cash Collateral Account to the outstanding balance of the Obligations on a daily basis.
4.5 Disputes. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are re-ported to Agent on the regular reports provided to Agent; (ii) no Default or Event of Default has occurred and is con-tinuing; and (iii) taking into account all such discounts, set-tlements and forgiveness, the total outstanding Revolving Loans will not exceed the Revolving Loan Credit Limit.
4.6 Verification. Agent may, from time to time after the occurrence and during the continuation of an Event of Default, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Agent or such other name as Agent may choose, and Agent or its designee may, at any time after the occurrence and during the continuation of an Event of Default, notify Account Debtors that it has a security interest in the Accounts.
4.7 No Liability. Neither Agent nor Lenders shall be responsible or liable for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Agent or Lenders be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing in this Section 4.9 shall, however, relieve Agent or a Lender from liability for its own gross negligence or willful misconduct.
5. ADDITIONAL DUTIES OF BORROWER.
5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.
5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with financially sound and reputable insurance companies, in such form and amounts as Agent may reasonably require

Exhibit 10.2

and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Agent. All such insurance policies shall name Agent for the benefit of Lenders as loss payee, and shall contain a lenders loss payee en-dorsement in form reasonably acceptable to Agent and shall name Agent for the benefit of Lenders as an additional insured with regard to liability coverage. Upon receipt of the proceeds of any such insurance, Agent shall apply such proceeds in reduction of the Obligations as Agent shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Agent shall release to Borrower insurance proceeds totaling less than $500,000, which shall be utilized by Borrower for the purchase of assets used or useful in the Borrower’s business. Agent may require reason-able assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any in-surance, Agent for the benefit of Lenders may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly de-liver to Agent copies of all material reports made to insurance companies.
5.3 Reports. Borrower, at its expense, shall provide Agent with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Agent shall from time to time reasonably request.
5.4 Access to Collateral, Books and Records. At rea-sonable times, and on one Business Day’s notice, Agent, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be Agent’s then current standard charge for the same, plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Agent), provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to pay for more than two such audits or inspections in any calendar year.
5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Agent's prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:
(i) merge or con-solidate with another corporation or entity (other than mergers or consolidations of a wholly-owned Subsidiary into another wholly-owned Subsidiary or into Borrower, with Borrower being the surviving Person);
(ii) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto;
(iii) acquire all or substantially all of the capital stock of another Person, or all or a substantial part of the business or property of another Person;
(iv) convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses in the ordinary course of business that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, in each case not interfering in any material respect with the business of Borrower or its Subsidiaries; provided that the duration of the exclusivity does not extend beyond three (3) years; (iii) Transfers of obsolete, damaged, worn-out or surplus Equipment and Inventory or property and Equipment no longer used or useful in the conduct of Borrower’s business; (iv) Transfers permitted under clauses (vi), (xi), or (xiii) of this Section 5.5; (v) Grants of Liens that constitute Permitted Liens; (vi) transfers or dispositions of Permitted Investments in the ordinary course of business, including the sale or disposition of delinquent notes, charge-offed accounts or accounts receivable for collection purposes in the ordinary course of business; (vii) sales or transfers from Borrower to a wholly-owned Subsidiary that is a co-borrower hereunder or to the extent such sale or transfer constitutes a Permitted Investment; (viii) asset sales in which the sale price is at least equal to the fair market value of the asset sold and the consideration received is cash or cash equivalents of debt of Borrower being assumed by the purchaser, provided, that the aggregate amount of such asset sales does not exceed $50,000 in any fiscal year and no Event of Default has occurred and continuing at the time of each such sale (before and after giving effect to such asset sale); (ix) dispositions of owned or leased vehicles in the ordinary course of business; and (x) Transfers of other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $500,000 in any fiscal year;
(v) store any Collateral with any ware-houseman or other third party with a total value in excess of $500,000, unless Borrower has used commercially reasonable efforts to cause such ware-houseman or other third party to execute an agreement in favor of Agent for the benefit of Lenders in such form as Agent shall specify in its Good Faith Business Judgment;
(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other con-tingent basis;
(vii) make any loans of any money or other assets or any other Investments, other than Permitted Investments;
(viii) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;
(ix) create, incur, assume or suffer to exist Lien upon any of its property, whether now owned or hereafter acquired, other than Permitted Liens;

Exhibit 10.2

(x) guarantee or otherwise become liable with respect to the obligations of another Person, except for guaranties of the obligations of Borrower’s wholly-owned Subsidiaries in the ordinary course of business, which are not for borrowed money;
(xi) pay or declare any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (a) Borrower may repurchase the stock (including restricted stock units) of former employees, consultants or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employee, consultant or director to Borrower regardless of whether an Event of Default exists, (b) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (c) Borrower may pay dividends solely in common stock, (d) Borrower may make payments of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination or business combination, (e) Borrower may make acquisitions of capital stock (including restricted stock units) of Borrower, solely by issuance of capital stock, in connection with either (i) the exercise of stock options or warrants by way of cashless exercise or (ii) in connection with the satisfaction of withholding tax obligations related to the exercise of stock options, and (f) Borrower may redeem, retire or purchase any capital stock (including restricted stock units) of Borrower from any officer, director, employee or consultant of Borrower or its Subsidiaries upon the resignation, termination or death of such officer, director, employee or consultant in an aggregate amount not to exceed $500,000 in any fiscal year provided that at the time of such purchase and after giving effect thereto no Event of Default has occurred and is continuing;
(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;
(xiii) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of equity securities by Borrower in connection with a bona fide equity financing or capitalization of Borrower, and (c) Investments permitted under sub-clauses (ii) or (vi) of the definition of Permitted Investments; or
(xiv) reincorporate in another state or change its form of organization without giving Agent 20 Business Days prior written notice and executing and delivering such documents and taking such actions as Agent shall reasonably request in order to continue this Agreement in full force and effect;
(xv) change its fiscal year (other than a one-time change in Borrower’s fiscal year from December 31st to September 30th so long as Borrower has given Agent 20 Business Days prior written notice of such change);
(xvi) create a Subsidiary, unless, within five Business Days after the formation of such Subsidiary, pursuant to documents and agreements reasonably requested by Agent, such Subsidiary (other than a Foreign Sub) has become a co-borrower under this Agreement, and granted a first priority perfected security interest (subject only to Permitted Liens) in its property and assets to Agent for the benefit of Lenders.
(xvii) dissolve or elect to dissolve, except that a wholly-owned Subsidiary of Borrower may dissolve if all of its assets are distributed to Borrower.
5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Agent or any Lender with re-spect to any Collateral or relating to Borrower, Borrower shall, without expense to Agent or Lenders, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Agent and Lenders may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding; provided that nothing herein shall require Borrower to provide any information that is subject to attorney-client privilege.
5.7    Notification of Changes. Borrower will give Agent written notice of any change in its chief executive officer or chief financial officer within ten Business Days of the date of such change.
5.8    Registration of Intellectual Property Rights.
(a)    Without limiting the terms of subsection (b) below, Borrower shall within the period required by Section 6(h) of the Schedule, give Lender written notice of any applications or registrations it files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office, including the date of any such filing and the registration or application numbers, if any.
(b)    Borrower shall (i) give Lender within the period required by Section 6(h) of the Schedule, notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights registered, as such title appears on such applications or registrations, and the date such applications or registrations were filed; (ii) promptly upon the request of Lender, execute such documents as Lender may reasonably request for Lender to maintain its perfection in the Intellectual Property rights to be registered by Borrower; (iii) upon the request of Lender, either deliver to Lender or file such documents with the United States Patent and Trademark Office or United States Copyright Office, as applicable; (iv) promptly upon the request of Lender, provide Lender with a copy of such applications or registrations together with any exhibits,

Exhibit 10.2

evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such Intellectual Property rights.
(c)    Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to Borrower, (ii) detect infringements of the Intellectual Property, and (iii) not allow any material Intellectual Property that is material to Borrower to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.
(d)    Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.
5.9 Consent of Inbound Licensors. Prior to entering into, or becoming bound by, any material inbound license or agreement in the future, Borrower shall: (i) provide written notice to Agent of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Agent to have a security interest therein, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.
5.10 Further Assurances. Borrower agrees, at its ex-pense, on request by Agent, to execute all documents and take all actions, as Agent, may reasonably deem neces-sary or useful in order to perfect and maintain Agent's and Lenders’ perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.
6. TERM.
6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.2 below.
6.2 Early Termination. This Agreement may be termi-nated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Agent; or (ii) by Agent at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately upon written notice to Borrower.
6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Agent’s and Lenders’ security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than inchoate indemnification obligations) have been paid and performed in full; pro-vided that each of Agent and Lenders may, in its sole discretion, refuse to make any further Loans or provide any Ancillary Services after termination. No termination shall in any way affect or impair any right or remedy of Agent or Lenders, nor shall any such termination re-lieve Borrower of any Obligation to Agent and Lenders, until all of the Obligations (other than inchoate indemnification obligations) have been paid and performed in full. Agent shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Agent as may be required to fully terminate Agent’s and Lenders’ security interests, provided that there are no suits, actions, proceedings or claims pending or threatened against any Person indemnified by Borrower under this Agreement with respect to which indemnity has been or may be sought, upon Agent’s receipt of the following, in form and content satisfactory to Agent: (i) cash payment in full of all of the Obligations and performance by Borrower of all non-monetary Obligations under this Agreement, (ii) written confirmation by Borrower that the commitment of Lenders to make Loans and provide Ancillary Services under this Agreement has terminated, and (iii) an agreement by Borrower to indemnify Agent and Lenders for any payments received by Agent and Lenders that are applied to the Obligations that may subsequently be returned or otherwise not paid for any reason.
7. EVENTS OF DEFAULT AND REMEDIES.
7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” un-der this Agreement, and Borrower shall give Agent im-mediate written notice thereof:
(a)Any warranty, represen-tation, statement, report or certificate made or delivered to Agent or a Lender by Borrower or any of Borrower's officers, em-ployees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or
(b)Borrower shall fail to pay when due any Loan or any interest thereon or fail to pay any other monetary Obligation within three Business Days of the same becoming due; or
(c)any Overadvance occurs, unless it is cured within two Business Days after it occurs; or

Exhibit 10.2

(d)Borrower shall fail to comply with any non-monetary Obligation which by its nature cannot be cured, or shall fail to comply with the provisions of Section 3.1 (titled “Corporate Existence”, but solely as it relates to failure of Borrower to continue to be duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization), Section 3.8 (titled “Tax Returns and Payments; Pension Contributions”), Section 4.4 (titled “Lockbox”), Section 5.2 (titled “Insurance”), Section 5.4 (titled “Access to Collateral, Books and Records”), Section 5.5 (titled “Negative Covenants”), Section 5 of the Schedule (titled “Financial Covenants”), Section 6 of the Schedule (titled “Reporting”), or Section 8 of the Schedule (titled “Additional Provisions”); or
(e)Borrower shall fail to per-form any other non-monetary Obligation, which failure is not cured within ten Business Days after the date due; provided, however, that if the default cannot by its nature be cured within such ten-day period or cannot after diligent attempts by Borrower be cured within such ten-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional ten Business Days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (but no Loans shall be made during such cure period); or
(f)any Collateral becomes subject to any Lien (other than a Permitted Lien) which is not cured within 10 days af-ter the occurrence of the same; or
(g)any Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim above $300,000 becomes a Lien on any of the Collateral which is not removed or fully bonded within 10 days after it arises, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency; or
(h)a default or event of default shall occur under any document or agreement evidencing or relating to any Permitted Indebtedness in excess of $500,000 (after the expiration of any cure period under the documents relating thereto), unless waived by the holder of such Permitted Indebtedness; or
(i)a final judgment or judgments for the payment of money (not covered by independent third-party insurance as to which liability has been accepted by such carrier) in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against Borrower, and within 30 days after the entry, assessment or issuance thereof, the same shall not be satisfied, discharged or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Loans shall be made prior to the satisfaction, payment, discharge, stay, or bonding of such judgments); or
(j)Dissolution, termina-tion of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower or any Guarantor; or appointment of a receiver, trustee or custo-dian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower or any Guarantor; or
(k)the com-mencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 45 days after the date commenced (but no Loans or other extensions of credit need be made or provided by Lenders until such dismissal had occurred); or
(l)any revocation or termination of, or limita-tion or denial of liability upon, or default under, any guaranty of the Obligations, or any document or agreement securing such guaranty or relating thereto, or any attempt to do any of the foregoing, or death of any Guarantor; or
(m)a Change in Control shall occur; or
(n)Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its prop-erty which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
(o)a Material Adverse Change shall occur; or
(p)any Loan Document, other than in connection with the satisfaction in full of the Obligations, ceases to be in full force and effect or ceases to give Agent and Lenders a valid and perfected Lien in the Collateral with the priority required by the relevant Loan Document; or Borrower contests in any manner the validity or enforceability of any Loan Document.

Exhibit 10.2

A Lender may cease making any Loans and providing any Ancillary Services hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.
7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Agent may at its option, and shall upon the request of Required Lenders, at their option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or other-wise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and de-clare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any de-ferred or installment payments allowed by any instrument evidencing or relating to any Obligation; provided, however, that upon the occurrence and continuance of any Event of Default described in Section 7.1(j), 7.1(k) or Section 7.1(n), the obligation of Lenders to make Loans and provide Ancillary Services shall automatically terminate and the Obligations shall automatically become due and payable; (c) Take posses-sion of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agent without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custo-dian to remain on the premises in exclusive control thereof, without charge for so long as Agent deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Agent seek to take posses-sion of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Agent retain possession of, and not dis-pose of, any such Collateral until after trial or final judg-ment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Agent at places desig-nated by Agent which are reasonably convenient to Agent and Borrower, and to remove the Collateral to such locations as Agent may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agent shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equip-ment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condi-tion at the time Agent obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, ex-change or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Agent shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Agent deems reasonable, or on Agent's premises, or elsewhere and the Collateral need not be located at the place of dis-position. Agent (or any entity formed by Agent, at the direction of the Required Lenders, for this purpose) may directly or through any Affiliate purchase or lease any Collateral at any such pub-lic disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connec-tion therewith, Borrower irrevocably authorizes Agent to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take posses-sion of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Agent's Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or re-ferring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Agent or any Lender. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Agent and Lenders with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Agent's or any Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent per annum (the “Default Rate”).
7.3 Standards for Determining Commercial Reasonableness. Borrower, Agent and Lenders agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclu-sively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the Collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by Agent, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the Collateral, Agent may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Agent shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.
7.4 Investment Property. If a Default or an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Agent for the benefit of Lenders, and Borrower shall deliver all such payments, proceeds and distributions to Agent for the benefit of Lenders, immediately upon receipt,

Exhibit 10.2

in their original form, duly endorsed, to be applied to the Obligations in such order as Agent shall determine. Borrower recognizes that Agent may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.
7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Agent’s or any Lender’s other rights and remedies, Borrower grants to Agent an irrevocable power of attorney coupled with an interest, authorizing and permitting Agent (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Agent agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any docu-ments that Agent may, in its Good Faith Business Judgment, deem advis-able in order to perfect and maintain Agent's and Lenders’ security in-terest in the Collateral, or in order to exercise a right of Borrower, Agent or any Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other Lien, or assignment or satisfaction of mechanic's, materialman's or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; en-dorse the name of Borrower upon any instruments, or doc-uments, evidence of payment or Collateral that may come into Agent's or any Lender’s possession; (d) endorse all checks and other forms of remittances received by Agent or any Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower's taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or con-trol of any books or records belonging to, or relating to, Borrower to give Agent the same rights of access and other rights with respect thereto as Agent has under this Agreement; and (j) take any action or pay any sum re-quired of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Agent without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Agent may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred. Any and all reasonable sums paid and any and all reasonable costs, expenses, lia-bilities, obligations and attorneys' fees incurred by Agent or any Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Agent's or any Lender’s rights under the foregoing power of attorney or any of Agent's or any Lender’s other rights under this Agreement be deemed to indicate that Agent or any Lender is in control of the busi-ness, management or properties of Borrower.
7.6 Application of Proceeds. All proceeds realized as the result of any Sale of the Collateral shall be applied by Agent first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Agent and Lenders in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations and fees due with respect to Ancillary Services Obligations pro rata based upon the Lenders’ respective Pro Rata Shares of the Obligations, and third to the principal of the Obligations, pro rata based upon the Lenders’ respective Pro Rata Shares of the Obligations. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If, Agent, in its Good Faith Business Judgment, directly or indirectly en-ters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Agent shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of the cash therefor.
7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Agent and Lenders shall have all the other rights and remedies accorded a secured party un-der the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agent and any Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Agent or any Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Agent or any Lender from sub-sequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agent or any Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and ef-fect until all of the Obligations have been fully paid and performed.

Exhibit 10.2

8.    DEFINITIONS. As used in this Agreement, the fol-lowing terms have the following meanings:
“Account Debtor” means the obligor on an Account.
“Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.
“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.
“this Agreement”, “the Loan Agreement” and “this Loan Agreement” refer collectively to this Loan and Security Agreement and the Schedule and all exhibits and schedules thereto, as the same may be modified, amended or restated from time to time by a written agreement signed by Borrower and Agent and Lenders.
“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Assets Control and any other enabling legislation or executive order relating thereto (as any of the foregoing applicable laws may from time to time be amended, renewed, extended or replaced).
“Business Day” means a day on which Agent is open for business.
“Change in Control” means:
(i) a sale, lease, license or other disposition of all or substantially all of the assets of Borrower,
(ii) any consolidation or merger of Borrower with or into any other corporation or other entity or person, or any other corporate reorganization, in which the holders of the capital stock of Borrower immediately prior to such consolidation, merger or reorganization, hold less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or
(iii) any transaction or series of related transactions in which in excess of fifty percent (50%) of Borrower’s voting power is transferred; provided that a Change of Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of Borrower, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Borrower or any successor; or
(iv) a transaction, other than a bona fide investment or series of investments in equity securities of Borrower from investors acceptable to Lender in its Good Faith Business Judgment, in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York from time to time.
“Collateral” has the meaning set forth in Section 2 above.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Agent and Required Lenders or cured within any applicable cure period.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

Exhibit 10.2

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 7.2 above.
“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.
“Eligible Accounts” means collectively Eligible Borrower Accounts and Eligible UK Accounts.
“Eligible Borrower Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Agent, in its Good Faith Business Judgment, shall deem eligible for borrowing. Without limiting the fact that the determina-tion of which Accounts are eligible for borrowing is a matter of Agent’s Good Faith Business Judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account:
(i) the Account must not be outstanding for more than 120 days from its invoice date (the “Eligibility Period”);
(ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;
(iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale, bill and hold, sale on approval, or other terms pursuant to which payment by the Account Debtor may be condi-tional);
(iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), but if an Account is owing from an Account Debtor with whom Borrower has any dispute, the Account will not be Eligible under this clause (iv) only to the extent of the amount of the dispute;
(v) the Account must not be owing from an Affiliate of Borrower;
(vi) the Account must not be owing from an Account Debtor which is subject to any Insolvency Proceeding, or becomes insolvent, or from which collection of the Account is doubtful (as determined by Agent in its Good Faith Business Judgment);
(vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Agent’s satisfaction, with the United States Assignment of Claims Act);
(viii) the Account must not be owing from an Account Debtor located outside the United States;
(ix) the Account must have been billed to the Account Debtor and must not represent deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;
(x) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).
Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Eligible Accounts outstanding. In addi-tion, if more than 25% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Agent may, from time to time, in its Good Faith Business Judgment, revise the Minimum Eligibility Requirements, upon 30 days prior written notice to Borrower.
“Eligible UK Accounts” means Accounts which meet all of the requirements of “Eligible Borrower Accounts”, except for the fact that (i) they arise in the ordinary course of the UK Sub’s business, (ii) they are owing to the UK Sub, (ii) they are owing from an Account Debtor located outside the United States, and (iv) they are owing in British Pounds; provided that Eligible UK Accounts may not constitute more than 30% of the total of Eligible Borrower Accounts and Eligible UK Accounts.
“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.
“Federal Funds Effective Rate” means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.
“Foreign Subs” has the meaning given in Section 8(d) of the Schedule.

Exhibit 10.2

“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.
“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Good Faith Business Judgment” means Agent’s and Lenders’ business judgment, exercised honestly and in good faith and not arbitrarily.
“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.
“including” means including (but not limited to).
“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.
“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.
“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.
“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary)
“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance. For the avoidance of doubt, a license of rights is not a “Lien”.
“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Agent, or Agent and Lenders and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
“Material Adverse Change” means a material adverse effect on (i) the operations, business or financial condition of Borrower taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Agent’s security interest in the Collateral for the benefit of Lenders.

Exhibit 10.2

“Obligations” means all present and future Loans, ad-vances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Agent or any Lender, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether aris-ing from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnifica-tion, Ancillary Services, or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Agent in Borrower's debts owing to oth-ers, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, includ-ing, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.
“Overadvance” is defined in Section 1.3.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment” means all checks, wire transfers and other items of payment received by Agent (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.
“Permitted Indebtedness” means:
(i) the Obligations;
(ii) trade payables incurred in the ordinary course of business;
(iii) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(iv) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $5,000,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;
(v) Subordinated Debt;
(vi) Indebtedness of Borrower to any Subsidiary;
(vii) Contingent Obligations of Borrower permitted under Section 5.5 (x);
(viii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (ii) through (viii) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.
“Permitted Investments” means:
(i) Investments existing on the date hereof and disclosed on Exhibit C;
(ii) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Agent’s or a Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Agent’s or a Lender’s money market accounts; Investments in regular deposit or checking accounts held with Agent or a Lender or subject to a control agreement in favor of Agent for the benefit of Lenders;
(iii) Investments of a Borrower in another Borrower and Investments in Foreign Subs permitted by Section 8(d) of the Schedule;
(iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; and
(v) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

Exhibit 10.2

(vi) Investments permitted under Section 5.5(xi);
(vii) Investments not to exceed $250,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; and (ii) the acceptance of notes from employees, officers or directors for the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
(viii) Deposit and securities accounts maintained with banks and other financial institutions to the extent expressly permitted under Section 8(b) of the Schedule; and
(ix) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year.
“Permitted Liens” means the following:
(i) purchase money security interests in specific items of Equipment;
(ii) leases of specific items of Equipment;
(iii) Liens for taxes not yet payable;
(iv) security interests which are consented to in writing by Agent, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Agent and Lenders pursuant to a Subordination Agreement in such form and containing such provisions as Agent shall specify in its Good Faith Business Judgment;
(v) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, provided no action is taken to enforce the same against any Collateral unless such action has been bonded or stayed pending appeal;
(vi) security interests being terminated substantially concurrently with this Agreement;
(vii) Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $250,000 at any time;
(viii) Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $250,000 at any time; and
(ix) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business, in an aggregate amount not exceeding $100,000 at any time.
Agent will have the right to require, as a condition to its consent under sub-paragraph (iv) above, that the holder of the additional se-curity interest or voluntary Lien sign a subordination agreement in such form and substance as Agent shall specify, acknowledge that the secu-rity interest is subordinate to the security interest in favor of Agent and Lenders, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any un-cured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.
“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organiza-tion, association, corporation, government, or any agency or political division thereof, or any other entity.
“Prime Rate” means the variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate in Federal Reserve Statistical Release H.I5(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent, or (b) the Federal Funds Effective Rate plus fifty (50) basis points. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. The applicable Bank Prime Loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the rate for purposes of sub-clause (a) of this definition shall be a variable rate of interest per annum equal to the highest of the "prime rate", "reference rate", "base rate", or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank.
“Representations” means the written Representations and Warranties provided by Borrower to Agent referred to in the Schedule.
“Reserves” means, as of any date of determination, such amounts as Agent may from time to time establish and revise in its Good Faith Business Judgment, reducing the amount of Revolving Loans, and other financial accommodations which would

Exhibit 10.2

otherwise be available to Borrower under the lending formulas provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Good Faith Business Judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Agent and Lenders in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Agent's good faith belief that any Collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Required Lenders” is defined in Exhibit A hereto.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC).
“Subordinated Debt” means unsecured Indebtedness on terms satisfactory to Agent in its Good Faith Business Judgment (which shall include, without limitation, no current cash payments and a due date on or after three months after the Maturity Date), and which is subordinated to the Obligations pursuant to a Subordination Agreement between Agent for the benefit of Lenders and the holder of such Indebtedness, in such form as Agent shall specify in its Good Faith Business Judgment.
“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“UK Sub” is defined in Section 8(d) of the Schedule.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
8A. AGENTED CREDIT PROVISIONS. The Agented Credit Provisions in Exhibit A hereto are a part of this Agreement and are incorporated herein by this reference
9.    GENERAL PROVISIONS.
9.1 Application of Payments. All payments with re-spect to the Obligations may be applied, and in Agent's Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Agent shall determine in its Good Faith Business Judgment. Agent shall not be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Agent in its Good Faith Business Judgment, and Agent may charge Borrower's loan account for the amount of any item of payment which is returned to Agent unpaid. In computing interest on the Obligations, all Payments will be deemed received and applied by Agent on account of the Obligations when received in immediately available funds, provided that, if such immediately available funds are received after 1:00 PM Eastern Time on any day, they shall be deemed received and so applied on the next Business Day.
9.2 Increased Costs and Reduced Return. If a Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan,

Exhibit 10.2

or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith and (ii) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case, be deemed to have been adopted and gone into effect after the date of this Agreement. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. With respect to this Section 9.2, Lender shall treat Borrower no differently than Lender treats other similarly situated Borrowers. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender's reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.
9.3 Charges to Accounts. Agent may, in its discretion, require that Borrower pay monetary Obligations in cash to Agent, or charge them to Borrower’s Revolving Loan account (in which event they will bear interest at the same rate appli-cable to the Revolving Loans), or any of Borrower’s Deposit Accounts maintained with Agent or a Lender.
9.4 Monthly Accountings. Agent may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and bind-ing on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of er-rors discovered by Agent), unless Borrower notifies Agent in writing to the contrary within 60 days after such account is rendered, describing the nature of any al-leged errors or omissions.
9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt re-quested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Agent and Lenders at the addresses shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All no-tices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expira-tion of one Business Day following delivery to the private delivery service, or two Business Days following the de-posit thereof in the United States mail, with postage pre-paid.
9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be exe-cuted in connection herewith are the final, entire and com-plete agreement among Borrower, Agent and Lenders and super-sede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral under-standings, representations or agreements between the par-ties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
9.8 Waivers; Indemnity. The failure of Agent or any Lender at any time or times to require Borrower to strictly comply with any of the pro-visions of this Agreement or any other Loan Document shall not waive or diminish any right of Agent later to demand and re-ceive strict compliance therewith. Any waiver of any de-fault shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Agent or any Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Agent or Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of de-fault or dishonor, notice of payment and nonpayment, re-lease, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Agent or any Lender on which Borrower is or may in any way be liable, and notice of any action taken by Agent or any Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Agent and Lenders and their respective affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attor-neys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement among Agent or any Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
9.9 Liability. NEITHER AGENT OR ANY LENDER NOR ANY OF ANY OF THEIR AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DE-MANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY

Exhibit 10.2

BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF AGENT OR ANY LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE AGENT OR ANY LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER NOR ANY LENDER NOR ANY OF THEIR AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.
9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized offi-cer of Agent and Required Lenders.
9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
9.12 Attorneys’ Fees and Costs. Borrower shall reim-burse Agent and Lenders for all reasonable attorneys’ and consultant’s fees (including without limitation those of their outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding), and all fil-ing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Agent and Lenders, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Agent and any Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; en-force, or seek to enforce, any of its rights; prosecute ac-tions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceed-ing; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; exam-ine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Agent’s or any Lender’s secu-rity interest in, the Collateral; and otherwise represent Agent or any Lender in any litigation relating to Borrower. All attorneys' fees and costs to which Agent or any Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Agent and Lenders; provided, however, that (i) Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Agent and Required Lenders, and any prohibited assignment shall be void. No consent by Agent and Required Lenders to any assignment shall re-lease Borrower from its liability for the Obligations.
9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the re-lease of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
9.15 Limitation of Actions. Any claim or cause of action by Borrower against Agent or any Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Agent or such Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Agent or such Lender, or on any other person authorized to accept service on behalf of Agent or such Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Agent or such Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. The parties acknowledge that the headings may not describe completely the subject matter of the applica-ble paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any party under any rule of construction or otherwise.
9.17 Public Announcement. Borrower hereby agrees that Agent and any Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers, tombstones, and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos.

Exhibit 10.2

9.18 Confidentiality. Agent and Lenders agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Agent and Lenders from Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Agent and Lenders may disclose such information to their officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom they shall at any time be required to make such disclosure in accordance with applicable law or regulatory authority, and provided, that the foregoing provisions shall not apply to disclosures made by them in their Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Agent or any Lender relating to Borrower.
9.19 PATRIOT Act Notice. Agent and Lenders hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow them, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.
9.20 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT ANY SUCH OTHER LOAN DOCUMENT EXPRESSLY SELECTS THE LAW OF ANOTHER JURISDICTION AS GOVERNING LAW THEREOF, IN WHICH CASE THE LAW OF SUCH OTHER JURISDICTION SHALL GOVERN.
9.21 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER OR OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). BORROWER AGREES THAT AGENT’S, LENDER’S OR THEIR COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. BORROWER IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY THEM, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

[Signatures on Next Page]
Form Version: -1.3 (04-16)
Document Version -3

Exhibit 10.2

9.22 Mutual Waiver of Jury Trial. Agent and Lenders AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.
Borrower:
Cardlytics, Inc.

By_______________________________
Title ___________________________

Agent and Lender:
PACIFIC WESTERN Bank

By_______________________________
Title ___________________________

[Signature Page--Loan and Security Agreement]

Exhibit 10.2

Schedule to
Loan and Security Agreement

Borrower:    Cardlytics, Inc.

Address:    675 Ponce de Leon Avenue NE, Suite 6000
Atlanta, Georgia 30308

Date:        May 21, 2018
This Schedule forms an integral part of the Loan and Security Agreement between PACIFIC WESTERN BANK (“PWB”), and the borrower named above (the “Borrower”) of even date, and all references to “this Loan Agreement” include this Schedule.

1. LOANS, ANCILLARY
SERVICES, CREDIT LIMIT

(Section 1.1).
The Loans shall consist of Revolving Loans (the “Revolving Loans”) and a Term Loan (the “Term Loan”) as follows. (“Loans” as used in this Loan Agreement means, collectively, the Term Loan and the Revolving Loans.)

(a)    Revolving Loans.

(1)	Amount. The Revolving Loans shall be in an amount up to the lesser of the following (the “Revolving Loan Credit Limit”):
(a)    an amount equal to $30,000,000 (the “Maximum Revolving Loan Amount”); or
(b)    85% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above).
Agent may, from time to time, adjust the Advance Rate, in its Good Faith Business Judgment, upon notice to Borrower, based on changes in collection experience with respect to Accounts, or other issues or factors relating to the Accounts or other Collateral or Borrower.

(2)
Revolving Loan Maturity Date. Subject to the terms and conditions of this Loan Agreement, Revolving Loans may be borrowed, repaid and re-borrowed, until the Maturity Date, on which date the entire unpaid principal balance of the Revolving Loans and all accrued and unpaid interest thereon shall be due and payable. After the Maturity Date no further Revolving Loans shall be made.

Exhibit 10.2

(b)    Term Loan.

(1)
Disbursement of Term Loan. The Term Loan shall be in the original principal amount of $20,000,000, and, subject to the terms and conditions in this Loan Agreement, shall be disbursed to Borrower, in one disbursement, within two Business Days after the date hereof.

(2)
Principal Payments. On the Maturity Date, the entire unpaid principal balance of the Term Loan and all accrued and unpaid interest thereon shall be due and payable. Notwithstanding the foregoing, Borrower may prepay the Term Loan, in whole or in part, at any time without premium or penalty; provided that any such prepayment includes all accrued and unpaid interest on the Term Loan at the time of such prepayment.

(c)    Lenders. Each Lender, severally, agrees to lend to the Borrower its Pro Rata Share of Loans hereunder. Initially, the Lenders’ Pro Rata Shares of the Loans shall be as follows: PWB: 100%

Ancillary Services Limit:	$1,350,800.

Overall Credit Limit:
Notwithstanding any provisions herein to the contrary, in no event shall the total Obligations (including without limitation the Term Loan, the Revolving Loans, and Obligations relating to Ancillary Services) at any time outstanding exceed $51,350,800 (the “Overall Credit Limit”).

2. INTEREST.
Interest Rates (Section 1.2):
(a) Revolving Loans:    The Revolving Loans shall bear interest at a rate based on the unrestricted cash deposits maintained by the Borrower with Agent (“Deposits”), as follows:

(i)
    If the total Deposits on the last day of a month exceed $40,000,000, the interest rate in effect during the following month shall be equal to the Prime Rate in effect from time to time, minus 0.75% per annum;

(ii)
    If the total Deposits on the last day of a month are equal to or less than $40,000,000, but the total Deposits on the last day of such month exceed $20,000,000, then the interest rate in effect during the following month shall be equal to the Prime Rate in effect from time to time, minus 0.50% per annum;

(iii)	If the total Deposits on the last day of a month are equal to or less than $20,000,000, then the interest rate in effect during the

Exhibit 10.2

following month shall be equal to the Prime Rate in effect from time to time;

(iv)	The interest rate in effect during May, 2018, the month in which this Agreement is being executed and delivered, shall be the interest rate under clause (i) above.
(b) Term Loan:    The Term Loan shall bear interest at a rate equal to the Prime Rate in effect from time to time, minus 2.75% per annum.
(c) Calculation:    Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law.

3. FEES (Section 1.4):

Loan Fee:    None.

Unused Line Fee:    In the event, in any calendar quarter (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Revolving Loans outstanding during the month is less than the Maximum Revolving Loan Amount, Borrower shall pay Agent for the benefit of Lenders an unused line fee in an amount equal to 0.15% per annum on the difference between the Maximum Revolving Loan Amount and the average daily principal balance of the Revolving Loans outstanding during the quarter, which unused line fee shall be computed and paid quarterly, in arrears, on the first day of the following month and upon termination of this Loan Agreement.
Success Fee:    In the event Borrower realizes revenue (in accordance with GAAP) of $200,000,000 or more during any twelve-month period ending at the end of any month after the date hereof, Borrower shall pay Lender a one-time Success Fee in the amount of $75,000 within 30 days after the end of such month.

4. Maturity Date
(Section 6.1):     May 21, 2020.

5. Financial Covenants
(Section 5.1):    Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Exhibit 10.2

Minimum Liquidity:    Borrower shall at all times maintain Liquidity of not less than $5,000,000.
As used herein, “Liquidity” means, on any day, the sum of (i) Borrower’s unrestricted cash maintained in demand deposit accounts with Lender, plus (ii) Revolving Loans available to be borrowed by Borrower hereunder, on such day.
Minimum Revenue:    Borrower shall maintain revenue, determined in accordance with GAAP, in the following amounts for each twelve-month period ending at following dates:

Twelve Months Ending	Minimum Revenue (000s omitted)
4/30/2018	$124,500
5/31/2018	$125,750
6/30/2018	$127,000
7/31/2018	$128,250
8/31/2018	$129,500
9/30/2018	$130,750
10/31/2018	$132,000
11/30/2018	$133,250
12/31/2018	$134,500
1/31/2019	$135,750
2/28/2019	$137,000
*	*

* For periods after February 28, 2019, the above covenants shall be determined as follows: On or before February 28, 2019, and February 28 in each succeeding year, Borrower shall submit to Lender financial projections for Borrower for the succeeding 12-month period, on a monthly basis, as approved by Borrower’s Board of Directors, and Lender and Borrower shall attempt to agree in writing on the financial covenants which Borrower shall be required to comply with for such periods. If for any reason Borrower and Lender are not able to agree in writing on the same, prior to March 31, 2019, or March 31 of any subsequent year, or if such projections are not received by Lender within 60 days after the beginning of any fiscal year, then the financial covenants for such periods during such fiscal year shall be determined by Lender, in Lender’s Good Faith Business Judgment.

6. Reporting
(Section 5.3):
Borrower shall provide Agent with the following, all of which shall be in form acceptable to Agent in its Good Faith Business Judgment:

Exhibit 10.2

(a)	Monthly accounts receivable agings, aged by invoice date, with borrowing base certificate, within 30 days after the end of each month;

(b)	Monthly accounts payable agings, aged by invoice date, within 30 days after the end of each month;

(c)	Quarterly unaudited financial statements, as soon as available, and in any event within 45 days after the end of fiscal quarter;

(d)
Annual operating budgets and financial projections (including income statements, balance sheets and cash flow statements, by month) for each fiscal year of Borrower within 60 days after the beginning of such fiscal year, approved by Borrower’s board of directors;

(e)
Annual financial statements, as soon as available, and in any event within 90 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants of nationally recognized standing or otherwise reasonably acceptable to Agent;

(f)
Each of the monthly reports in subsection (a) and the financial statements in subsection (e) above shall be accompanied by Compliance Certificates, in the form of Exhibit D hereto, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period Borrower was in full compliance with all of the terms and conditions of this Loan Agreement, and setting forth calculations and accompanied by supporting documentation showing compliance with the financial covenants set forth in this Agreement and such other information as Agent shall reasonably request;

(g)	promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;

(h)	such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Agent may reasonably request from time to time; and

(i)
within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Agent, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in exhibits to any Intellectual Property Security Agreement delivered to Agent by Borrower in connection with this Loan Agreement;

Exhibit 10.2

(j)	Promptly (and in any event within two Business Days), notice in writing of the occurrence of any Default or Event of Default;

(k)	Promptly (and in any event within two Business Days), notice in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change; and

(l)
Promptly (and in any event within two Business Days), notice in writing of the threat or institution of, any material development in, any claim, suit, litigation, proceeding or investigation which could reasonably be expected to result in a Material Adverse Change.

7. Borrower Information:

Borrower represents and warrants that the information set forth in the Borrower Information Certificate dated May 20, 2018, previously submitted to Agent (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS:

(a)
Additional Conditions Precedent. In addition to any other conditions to the first disbursement of the Loans set forth in this Loan Agreement, the first disbursement of the Loans is subject to the following additional conditions precedent:

(1)
Payment of Existing Indebtedness. All Indebtedness of Borrower to Ally Bank and PWB under Loan and Security Agreement between Borrower and them dated September 14, 2016 is paid in full, and all Indebtedness of Borrower to Columbia Partners, L.L.C. and Investment Management and National Electrical Benefit Fund and their successors and assigns is paid in full, and all Liens relating thereto shall be terminated of record.

(2)
Restricted Deposit Account. Borrower shall deposit the sum of $20,000,000 in a restricted Deposit Account with Agent (the “Pledged Account”), which shall at all times prior to the payment in full of the Term Loan be maintained with, and under the exclusive control of Agent, as part of the Collateral.

(3)
Insurance Requirements. In addition to the post-closing insurance requirements set forth below, Borrower shall provide Agent with the following with respect to the insurance requirements in Section 5.2 of this Loan Agreement:

(i)	Property Insurance. An Acord Form 28 showing

Exhibit 10.2

evidence of property insurance, naming Agent as a certificate holder.

(ii)	Liability Insurance. An Acord Form 25 showing Agent as a certificate holder.

(iii)
Insurance Companies. All insurance required pursuant to this Loan Agreement shall be issued by insurance companies in good standing with a current rating of A- or better by A.M. Best Company and a Financial Size Category of VIII or higher.

(iv)	Name and Address. The Agent name and address format on all insurance related documentation shall be as follows:
Pacific Western Bank, its successors and assigns, as agent
406 Blackwell Street, Suite 240
Durham, NC 27701
Attn: Loan Operations Department

(b)
Deposit Accounts. Borrower shall at all times maintain all of its Deposit Accounts and all of its investment accounts with PWB; provided that Borrower may maintain up to a total not to exceed $250,000 in Deposit Accounts at other institutions, subject to a control agreement among Borrower, such institution and Agent, in form and substance satisfactory to Agent in its Good Faith Business Judgment.

(c)	Foreign Subsidiaries; Foreign Assets.

(1)
Representations. Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries which are not Borrowers hereunder, except for Subsidiaries organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia (“Foreign Subs”), which are as follows: Cardlytics UK Limited, a company organized under the laws of England and Wales (the “UK Sub”) and a wholly-owned subsidiary to be organized under the laws of the Republic of India (the “Indian Sub”).

(2)
Investments. Borrower may make Investments in the Foreign Subs, in an aggregate amount not to exceed the amount necessary to fund the current operating expenses of the Foreign Subs (taking into account their revenue from other sources); provided that the total of such investments and loans in any fiscal year to all such Foreign Subs shall not exceed $3,000,000. The foregoing shall constitute

Exhibit 10.2

“Permitted Investments” for purposes of this Loan Agreement.

(3)
Foreign Assets. Borrower covenants that the total amount maintained by Borrower in foreign bank accounts owned by Borrower shall not, at any time, exceed $500,000. Borrower shall not permit any of the assets of any of the Foreign Subs to be subject to any security interest, lien or encumbrance, except for Liens that would be Permitted Liens if the Foreign Sub was a Borrower hereunder (other than Liens securing Indebtedness for borrowed money), and Borrower shall not agree with any other Person to restrict its ability to cause a Foreign Sub to grant any security interest in, or lien or encumbrance on, its assets.

(d)
Perfection of Security Interest in Stock of Foreign Sub. Within 60 days after the date hereof, Borrower shall execute and deliver all such documents as are necessary to grant Agent for the benefit of Lenders, a security interest in 100% of the non-voting stock and 65% of the voting stock of all classes of the UK Sub, as Agent’s UK counsel shall recommend, together with certified resolutions or other evidence of authority with respect to the execution and delivery of such documents, and Borrower shall take such actions as shall be reasonably necessary in order to perfect such security interest. Within 60 days after the formation of the Indian Sub, Borrower shall execute and deliver all such documents as are necessary to grant Agent for the benefit of Lenders, a security interest in 100% of the non-voting stock and 65% of the voting stock of all classes of the Indian Sub, as Agent’s Indian counsel shall recommend, together with certified resolutions or other evidence of authority with respect to the execution and delivery of such documents, and Borrower shall take such actions as shall be reasonably necessary in order to perfect such security interest. Throughout the term of this Loan Agreement, Borrower shall cause such documents and perfected security interests to continue in full force and effect.

(e)	Post-Closing Insurance Requirements. Within 30 days after the date hereof, Borrower shall provide the following to Agent:

(1)	Property Insurance. A Lender’s Loss Payable endorsement showing Agent as a lender’s loss payee.

(2)	Liability Insurance. An endorsement to Borrower’s liability insurance policy showing Agent as an additional insured.

(f)	Audit. Without limiting the generality of Section 5.4, Borrower agrees to cooperate with Lender to enable Lender to complete an

Exhibit 10.2

audit of Borrower pursuant to Section 5.4 within 90 days after the date hereof.

(g)
Extensions of Deadlines. Deadlines for actions by Borrower to complete matters set forth in this Section 8 after the date hereof may be extended by Agent from time to time in its sole discretion, provided such extension is in a written extension signed by Agent and delivered to Borrower. The granting of any such extension shall not be deemed to imply any agreement to provide any further extensions.

[Signatures on Next Page]
Form Version: -1.3 (04-16)
Document Version -3

Exhibit 10.2

Borrower: Cardlytics, Inc. By_______________________________ Title _____________________________	Agent and Lender: PACIFIC WESTERN BANK By_______________________________ Title _____________________________

[Signature Page--Schedule to Loan and Security Agreement]

Exhibit 10.2

Exhibit A
Agented Credit Provisions

Exhibit 10.2

Exhibit B
Notice of Borrowing
[To be printed on Borrower’s letterhead]
Request for Loan

Date: ________ __, 20__

Pacific Western Bank
406 Blackwell Street, Suite 240
Durham, NC 27701
Attn: Loan Operations Department

Ladies and Gentlemen:
Reference is made to the Loan and Security Agreement dated as of May 21, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and between Cardlytics, Inc. (“Borrower”), Pacific Western Bank, as Agent, and and Pacific Western Bank (“Lender”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Loan Agreement. Pursuant to the Loan Agreement, Borrower gives notice that it hereby requests a Loan under the Loan Agreement in the amount of $__________ on ______________, 20__.
The Borrower hereby certifies that the representations and warranties contained in the Loan Agreement and in each other Loan Document, certificate or other writing delivered to the Agent and Lenders pursuant thereto are true and correct in all material respects on and as the date first above written (other than those which expressly relate only to a specific earlier date), and no Default or Event of Default has occurred and is continuing as of the date hereof or would result from such requested Loan requested hereby or from the application of proceeds thereof.
The proceeds of the Loan requested hereby should be transmitted to Borrower in accordance with the following wire transfer instructions:

Bank Name
City, State & ZIP
ABA Routing No.
Account Name:
Account No:
Amount:
Reference:

Very truly yours,

Cardlytics, Inc.

By:__________________________________
Name:
Title:

Exhibit 10.2

Exhibit C
Existing Investments: None

Exhibit 10.2

Exhibit D
Form of Compliance Certificate